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                                                                Exhibit 23(h)(i)
                               SERVICES AGREEMENT


THIS AGREEMENT, dated as of this __________ day of __________, 1999 (the "Effective Date") between NEW COVENANT FUNDS (the "Fund"), a Delaware business trust having its principal place of business at 200 East Twelfth Street, Jeffersonville, Indiana 47103 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH
                                   ----------

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

         WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Schedule A, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Fund on behalf of the Portfolios, desires to appoint Investor Services Group as its administrator, transfer agent, dividend disbursing agent and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and Investor Services Group agree as follows:

Article 1 Definitions.
          ------------

             1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                 (a) "Articles of Incorporation" shall mean the Articles of
             Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                 (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

                 (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

                 (d) "Board of Directors" shall mean the Board of Directors or
             Board of Trustees of the Fund, as the case may be.




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                 (e) "Commencement Date" shall mean the date on which Investor
             Services Group commences providing services to the Fund pursuant to this Agreement.

                 (f) "Commission" shall mean the Securities and Exchange
             Commission.

                 (g) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                 (h) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                 (i) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                 (j) "Oral Instructions" shall mean instructions, other than
             Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

                 (k) "Portfolio" shall mean each separate series of shares
             offered by the Fund representing interests in a separate portfolio of securities and other assets;

                 (l) "Prospectus" shall mean the most recently dated Fund
             Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                 (m) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                 (n) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                 (o) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2 Appointment of Investor Services Group.
          ---------------------------------------

         The Fund, on behalf of the Portfolios, hereby appoints and constitutes Investor Services Group as its sole and exclusive transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as administrator, shareholder servicing agent for the Fund


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and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth. This Agreement shall be effective as of the Effective Date.

Article 3 Duties of Investor Services Group.
          ----------------------------------

        3.1 Investor Services Group shall be responsible for:

            (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between Investor Services Group and the Fund.

            (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Investor Services Group shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

            (c) Investor Services Group shall be responsible for the following: performing the customary services of an administrator, including corporate secretarial, treasury and blue sky services, for the Fund, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Board of Directors of the Fund.

            (d) In addition to providing the foregoing services, the Fund hereby engages Investor Services Group as its exclusive service provider with respect to the Print/Mail Services as set forth in Schedule C for the fees also identified in Schedule C. Investor Services Group agrees to perform the services and its obligations subject to the terms and conditions of this Agreement.

            (e) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in




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         payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Fund shall (i) identify to Investor Services Group in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Investor Services Group for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         3.3 In performing its duties under this Agreement, Investor Services
Group: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

         3.4 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and Investor Services Group.

Article 4 Recordkeeping and Other Information.
          -----------------------------------

         4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, Investor Services Group will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.




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Article 5 Fund Instructions.
          -----------------

         5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. Investor Services Group will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of Investor Services Group.

         5.2 At any time, Investor Services Group may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Fund within a reasonable period of time.

         5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article  6 Compensation.
           ------------

         6.1 The Fund on behalf of each of the Portfolios will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

         6.3 The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses to Investor Services Group by Federal Funds Wire within fifteen (15) business days following the receipt of the respective invoice. In addition, with respect to all fees under this Agreement, Investor Services Group may charge a service fee equal to the lesser of (i) one and




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one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised Fee Schedule executed and dated by the parties hereto.

         6.5 The Fund acknowledges that the fees that Investor Services Group charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article
12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

         6.6 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Fund. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Fund in such respect.

         6.7 Investor Services Group shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.7 which may be properly payable by the Fund. Investor Services Group shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Fund.

Article 7 Documents.
          ---------

         In connection with the appointment of Investor Services Group, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule E.

Article 8 Investor Services Group System.
          -------------------------------

         8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor




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Services Group in connection with the services provided by Investor Services
Group to the Fund herein (the "Investor Services Group System").

         8.2 Investor Services Group hereby grants to the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article  9 Representations and Warranties.
           ------------------------------

         9.1 Investor Services Group represents and warrants to the Fund that:

             (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

             (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

             (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

             (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

             (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         9.2 The Fund represents and warrants to Investor Services Group that:

             (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

             (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;




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             (c) all corporate proceedings required by said Articles of
         Incorporation, ByLaws and applicable laws have been taken to authorize it to enter into this Agreement;

             (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale;

             (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable; and

             (f) as of the date hereof, each Portfolio is duly registered and lawfully eligible for sale in each jurisdiction indicated for such Portfolio on the list furnished to Investor Services Group pursuant to
         Article 7 of this Agreement and that it will notify Investor Services Group immediately of any changes to the aforementioned list.

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON- INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10 Indemnification.
           ---------------

         10.1 Investor Services Group shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

             (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

             (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services




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         Group from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of Investor Services Group's duties and obligations hereunder;

             (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

             (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

             (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         10.2 The Fund agrees and acknowledges that Investor Services Group has not prior to the date hereof assumed, and will not assume, any obligations or liabilities arising out of the conduct by the Company prior to the date hereof of those duties which Investor Services Group has agreed to perform pursuant to this Agreement. The Fund further agrees to indemnify Investor Services Group against any losses, claims, damages or liabilities to which Investor Services Group may become subject in connection with the conduct by the Fund or its agent of such duties prior to the date hereof.

         10.3 In any case in which the Fund may be asked to indemnify or hold Investor Services Group harmless, Investor Services Group will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by Investor Services Group and shall keep the Fund advised with respect to all developments concerning such situation. The Fund shall have the option to defend Investor Services Group against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to Investor Services Group, and thereupon the Fund shall take over complete defense of the Claim and Investor Services Group shall sustain no further legal or other expenses in respect of such Claim. Investor Services Group will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

              (a) one year after the Fund becomes aware of the event for which indemnification is claimed; or

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              (b) one year after the earlier of the termination of this
         Agreement or the expiration of the term of this Agreement.

         10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this
Article 10 may apply.

Article 11 Standard of Care.
           ----------------

         11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Notwithstanding any provision in this Agreement to the contrary, Investor Services Group's cumulative liability (to the Fund) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of (i) $500,000 or (ii) the fees received by Investor Services Group for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage. Fund understands the limitation on Investor Services Group's damages to be a reasonable allocation of risk and Fund expressly consents with respect to such allocation of risk. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.

         11.3 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

         11.4 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article 12 Consequential Damages.
           ---------------------

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL INVESTOR SERVICES GROUP, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER




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EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 13 Term and Termination.
           --------------------

         13.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term").

         13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of three (3) years ("Renewal Terms") each, unless the Fund or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

         13.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         13.5 Notwithstanding the provisions of Section 13.4 or anything otherwise contained in this Agreement to the contrary, should the Fund desire to move any of the services provided by Investor Services Group hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or should the Fund or any of its affiliates take any action which would result in Investor Services Group ceasing to provide transfer agency, administration or fund accounting services to the Fund prior to the expiration of the Initial or any Renewal Term, Investor Services Group shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider or should the Fund or any of its affiliates take any action which would result in Investor Services Group ceasing to provide transfer agency, administration or fund accounting services to the Fund prior to the expiration of the Initial or any Renewal Term, the payment of fees to Investor Services Group as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with Investor Services Group until the expiration of the then current




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Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to Investor Services Group.

Article 14 Additional Portfolios
           ---------------------

         14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Fund desires to have Investor Services Group render services as transfer agent under the terms hereof, the Fund shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services,
Exhibit 1 shall be amended to include such additional Portfolios.

Article 15 Confidentiality.
           ---------------

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2 Proprietary Information means:

              (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

              (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Investor Services Group a competitive advantage over its competitors; and

              (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

              (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

              (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

              (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

              (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

              (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article 16 Force Majeure.
           -------------

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17 Assignment and Subcontracting.
           -----------------------------

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group.

Article 18 Arbitration.
           -----------

         18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article  19 Notice.
            ------

                  Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                        To the Fund:

                        New Covenant Funds
                        C/o Presbyterian Church (U.S.A.) Foundation
                        200 East Twelfth Street
                        Jeffersonville, Indiana 47103

                        Attention:  Serge Bhachu, Esquire
                        To Investor Services Group:

                        First Data Investor Services Group, Inc.
                        4400 Computer Drive
                        Westboro, Massachusetts  01581
                        Attention:  President

                        with a copy to Investor Services Group's General Counsel

Article 20 Governing Law/Venue.
           -------------------

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21 Counterparts.
           ------------

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22 Captions.
           --------

                  The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23 Publicity.
           ---------

                  Neither Investor Services Group nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24 Relationship of Parties/Non-Solicitation.
           ----------------------------------------

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         24.2 During the term of this Agreement and for one (1) year afterward, the Fund shall not recruit, solicit, employ or engage, for the Fund or others, Investor Services Group's employees.

Article 25 Entire Agreement; Severability.
           ------------------------------

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 26 Miscellaneous.
           -------------

         The Fund and Investor Services Group agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Board Members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board Members of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                       NEW COVENANT FUNDS

                                       By:
                                          -------------------------

                                       Title:

                                       FIRST DATA INVESTOR SERVICES GROUP, INC.

                                       By:

                                       Title:

                                   SCHEDULE A
                                   ----------

                               LIST OF PORTFOLIOS

                            New Covenant Growth Fund
                            New Covenant Income Fund
                        New Covenant Balanced Growth Fund
                        New Covenant Balanced Income Fund

                                   SCHEDULE B
                                   ----------

                        DUTIES OF INVESTOR SERVICES GROUP

I. TRANSFER AGENCY SERVICES
   ------------------------

A. SHAREHOLDER FILE

    1. Establish new accounts and enter demographic data into shareholder base. Includes in-house processing and National Securities Clearing Corporation (NSCC) - Fund/SERV and/or Networking transmissions.

    2. Create Customer Information File (CIF) to link accounts within the Fund and across Portfolios within the Fund Group. Facilitates account maintenance, lead tracking, quality control, household mailings and combined statements.

    3. 100% quality control of new account information including verification of initial investment.

    4. Maintain account and customer file records based on shareholder request and routine quality review.

    5. Maintain tax ID certification and Non Resident Agent (NRA) records for each account, including backup withholding.

    6.   Provide written confirmation of address changes.

    7. Produce shareholder statements for daily activity, dividends, on-request, interested party and periodic mailings.

    8. Automated processing of dividends and capital gains with daily, monthly, quarterly or annual distributions. Payment options include reinvestment, directed payment to another fund, cash via mail, Fed wire or ACH.

    9. Image all applications, account documents, data changes, correspondence, monetary transactions and other pertinent shareholder documents.

B.  SHAREHOLDER SERVICES

    1. Provide quality service through a staff of highly trained customer service personnel, including phone, research and correspondence representatives.

    2. Answer shareholder calls: provide routine account information, transaction details including direct and wire purchases, redemptions, exchanges, systematic withdrawals, pre-authorized drafts, Fund/SERV and wire order trades, problem solving and process telephone transactions.

    3. Record and maintain tape recordings of all shareholder calls for a six month period.

    4. Phone supervisor produces daily management reports of shareholder calls which include tracking volume, call length, average wait time and abandoned call rates.

    5. Customer inquiries received by letter or telephone are researched by a correspondence team. These inquires include such items as account/customer file information, complete historical account information, stop payments on checks, transaction details and lost certificates.

    6. Provide written correspondence in response to shareholder inquiries and request through the Letter Writer system.

C.  INVESTMENT PROCESSING

    1.   Initial investment

    2.   Subsequent investments processed through lock box

    3.   Pre-authorized investments (PAD) through ACH system

    4.   Government allotments through ACH system

    5.   Wire order and NSCC - Fund/SERV trades

    6.   Prepare and process daily bank deposit of shareholder investments

D.  REDEMPTION PROCESSING

    1.   Process mail redemption requests

    2.   Process telephone redemption transactions

    3. Establish Systematic Withdrawal file and process automated transactions on monthly basis

    4.   Provide wire order and NSCC - Fund/SERV trade processing

    5. Distribute redemption proceeds to shareholder by check, wire or ACH processing

E.  EXCHANGE & TRANSFER PROCESSING

    1.   Process legal transfers

    2.   Process ACATS transfers

    3.   Issue and cancel certificates

    4. Replace certificates through surety bonds (separate charge to shareholder)

    5.   Process exchange transactions (letter and/or telephone requests)

F.  RETIREMENT PLAN SERVICES

    1. Fund sponsored IRAs offered using Semper Trust Company as custodian. Services include:
         a.  Contribution processing
         b.  Distribution processing
         c.  Apply rollover transactions
         d.  Process Transfer of Assets
         e.  Letters of Acceptance to prior custodians
         f.  Notify IRA holders of 70 requirements
         g.  Calculate Required Minimum Distributions (RMD)
         h.  Maintain beneficiary information file
         i.  Solicit birth date information

    2. Fund sponsored SEP-IRA plans offered using Semper Trust Company as custodian. Services include those listed under IRAs and: a. Identification of employer contributions

G.  SETTLEMENT & CONTROL

    1. Daily review of processed shareholder transactions to assure input was processed correctly. Accurate trade activity figures passed to Investor Services Group.

    2. Preparation of daily cash movement sheets to be passed to Investor Services Group and Custodian Bank for use in determining the Fund's daily cash availability.

    3. Prepare a daily share reconcilement which balances the shares on the Transfer Agent system to those on the books of the Fund.

    4. Resolve any outstanding share or cash issues that are not cleared by trade date + 2.

    5 Process shareholder adjustments to also include the proper notification of any booking entries needed, as well as any necessary cash movement.

    6. Settlement and review of the Fund's declared dividends and capital gains will include the following:
         a.   Review of record date report for
              accuracy of shares
         b. Prepare dividend settlement report after dividend is posted
         c. Verify the posting date shares, the rate used and the NAV price of reinvest date to ensure dividend was posted properly
         d.   Distribute copies to Investor Services Group
         e.   Prepare the checks prior to being mailed
         f.   Send any dividends via wire, if requested
         g. Prepare cash movement sheets for the cash portion of the dividend payout on payable date

    7. Placement of stop payments on dividend and liquidation checks as well as the issuance of their replacements.

    8. Maintain inventory control for stock certificates and dividend check form.

    9. Aggregate tax filings for all Investor Services Group clients. Monthly deposits are made to the IRS for all taxes withheld from shareholder disbursements, distributions and foreign account distributions. Correspond with the IRS concerning any of the above issues.

    10.  Timely settlement and cash movement for all NSCC - Fund/SERV activity.

H.  YEAR-END PROCESSING

    1. Maintain shareholder records in accordance with IRS notices for under-reporting and invalid tax IDs. This includes initiating 31% backup withholding and notifying shareholders of their tax status and the corrective action which is needed.

    2. Conduct annual W-9 solicitation of all uncertified accounts. Update account tax status to reflect backup withholding or certified status depending upon responses.

    3. Conduct periodic W-8 solicitation of all non-resident alien shareholder accounts. Update account tax status with updated shareholder information and treaty rates for NRA tax.

    4. Review IRS Revenue Procedures for changes in transaction and distribution reporting and specifications for the production of forms to ensure compliance.

    5. Coordinate year-end activity with client. Activities include producing year-end statements, scheduling record dates for year-end dividends and capital gains, production of combined statements and printing of inserts to be mailed with tax forms.

    6. Distribute Dividend Letter to Portfolios for them to sign off on all distributions paid year-to-date. Dates and rates must be authorized so that they can be used for reporting to the IRS.

    7. Coordinate the ordering of forms and envelopes from vendors in preparation of tax reporting. Compare forms with IRS requirements to ensure accuracy. Upon receipt of forms and envelopes, allocate space for storage.

    8. Prepare form flashes for the microfiche vendor. Test and oversee the production of fiche for year-end statements and tax forms.

    9. Match and settle tax reporting totals to Fund records and on-line data from INVESTAR.

    10. Produce forms 1099R, 1099B, 1099Div, 5498, 1042S and year-end valuations. Quality assure forms before mailing to shareholders.

    11. Monitor IRS deadlines and special events such as crossover dividends and prior year IRA contributions.

    12. Prepare magnetic tapes and appropriate forms for the filing of all reportable activity to the IRS.

I.  CLIENT SERVICES

    1. An Account Manager is assigned to each relationship and is the liaison between the Fund and Investor Services Group staff. Responsibilities include scheduling of events, system enhancement implementation, special promotion/event implementation and follow-up and constant Fund interaction on daily operational issues.

         Specifically:
         a. Scheduling of dividends, proxies, report mailings and special mailings
         b. Coordinating with the Fund the shipment of materials for scheduled mailings
         c. Acting as liaison between the Fund and support services for preparation of proofs and eventual printing of statement forms, certificates, proxy cards, envelopes, etc.
         d. Handling all notification to the client regarding proxy tabulation through the meeting - coordinate scheduling of materials, including voted cards, tabulation letters and shareholder list to be available for the meeting
         e. Ordering special reports, tapes and/or discs for special systems requests received
         f. Implementing new operational procedures, i.e., check writing feature, load discounts, minimum waivers, sweeps, telephone options, PAD promotions, etc.
         g. Coordinating with systems, services and operations, special events, i.e., mergers, new fund start ups, small account liquidations, combined statements, household mailings, additional mail files
         h. Preparing standard operating procedures and review prospectuses - coordinate implementation of suggested changes with the Fund

         i. Acting as liaison between the Fund and Investor Services Group staff regarding all service and operational issues

J.  CASH MANAGEMENT SERVICES.

    (a) Investor Services Group shall establish demand deposit accounts (DDA's) with a cash management provider to facilitate the receipt of purchase payments and the processing of other Shareholder-related transactions. Investor Services Group shall retain any excess balance credits earned with respect to the amounts in such DDA's ("Balance Credits") after such Balance Credits are first used to offset any banking service fees charged in connection with banking services provided on behalf of the Fund. Balance Credits will be calculated and applied toward the Fund's banking service charges regardless of the withdrawal of DDA balances described in Section (b) below.

    (b) DDA balances which cannot be forwarded on the day of receipt may be withdrawn on a daily basis and invested in U.S. Treasury and Federal Agency obligations, money market mutual funds, repurchase agreements, money market preferred securities (rated A or better), commercial paper (rated A1 or P1), corporate notes/bonds (rated A or better) and/or Eurodollar time deposits (issued by banks rated A or better). Investor Services Group bears the risk of loss on any such investment and shall retain any earnings generated thereby. Other similarly rated investment vehicles may be used, provided however, Investor Services Group shall first notify the Fund of any such change.

    (c) Investor Services Group may facilitate the payment of distributions from the Fund which are made by check ("Distributions") through the "IPS Official Check" program. "IPS Official Check" is a product and service provided by Investor Services Group's affiliate, Integrated Payment Systems ("IPS"). IPS is licensed and regulated as an "issuer of payment instruments". In the event the IPS Official Check program is utilized, funds used to cover such Distributions shall be forwarded to and held by IPS. IPS may invest such funds while awaiting presentment of items for payment. In return the services provided by IPS, IPS imposes a per item charge which is identified in the Schedule of Out-of-Pocket Expenses attached hereto and shall retain, and share with Investor Services Group, the benefit of the revenue generated from its investment practices.

K.  LOST SHAREHOLDERS.

    Investor Services Group shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 34 Act (the Lost Shareholder Rules"), including, but not limited to those set forth below. Investor Services Group may, in its sole discretion, use the services of a third party to perform the some or all such services.

    -      documentation of electronic search policies and procedures;
    -      execution of required searches;
    -      creation and mailing of confirmation letters;
    -      taking receipt of returned verification forms;

    - providing confirmed address corrections in batch via electronic media;;
    - tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
    - preparation and submission of data required under the Lost Shareholder Rules.

L.  INBOUND TELESERVICING SERVICES WITH LITERATURE FULFILLMENT

       1. Install an 800 line for prospective shareholders to use and track the number of inbound calls received.

       2.  Answer calls with the name of the Fund.

       3.  Utilize pre-approved scripts provided by Fund Management.

       4.  Respond to Fund inquiries such as:

           -   Requests for Literature/Prospectuses
           -   Yields, Distribution Rates
           -   Performance
           -   Advisor/Management experience
           -   Dividends
           -   Portfolio Holdings
           -   Account Attributes

       5. Store all marketing inquiries on a confidential database, and make available for Fund Management review.

       6.  Make Call Reports are available, including the following information:

       -   Number received
       -   Alphabetical list
       -   Regional Response List
       -   Source List
       -   Match calls with new accounts on Transfer Agent files

       7.  Assist with any special direct mail programs required.

II.    ADMINISTRATION SERVICES
       -----------------------


I.     REGULATORY COMPLIANCE
       ---------------------

           A.   Compliance - Federal Investment Company Act of 1940
                  1.  Review, report and renew
                        a.   investment advisory contracts

                        b.   fidelity bond
                        c.   underwriting contracts
                        d.   distribution (12b-1) plans
                        e    administration contracts
                        f.   accounting contracts
                        g.   custody administration contracts
                        h.   transfer agent and shareholder services

                  2.  Filings
                        a.   N-SAR (semi-annual report)
                        b. N-1A (prospectus), post-effective amendments and supplements ("stickers")
                        c.   24f-2 indefinite registration of shares
                        d.   filing fidelity bond under 17g-1
                        e.   filing shareholder reports under Rule 30b2-1

                  3. Annual up-dates of biographical information and questionnaires for Directors/Trustees and Officers

II.    CORPORATE BUSINESS AND SHAREHOLDER/PUBLIC INFORMATION
       -----------------------------------------------------

           A.   Directors/Trustees/Management
                 1.   Preparation of meetings
                        a.   agendas - all necessary items of compliance
                        b.   arrange and conduct meetings
                        c.   prepare minutes of meetings
                        d.   keep attendance records
                        e.   maintain corporate records/minute book

           B.   Coordinate Proposals
                 1.   Printers
                 2.   Auditors
                 3.   Literature Fulfillment
                 4.   Insurance

           C.   Maintain Corporate Calendars and Files

           D.   Release Corporate Information
                 1.    To shareholders
                 2.    To financial and general press
                 3.    To industry publications
                        a.   distributions (dividends and capital gains)
                        b.   tax information
                        c.   changes to prospectus
                        d.   letters from management

                        e.   Fund performance
                 4.    Respond to:
                        a.   financial press
                        b.   miscellaneous shareholders inquiries
                        c.   industry questionnaires

           E.   Communications to Shareholders
                 1. Coordinate printing and distribution of annual, semi-annual reports, and prospectus

III.   FINANCIAL AND MANAGEMENT REPORTING
       ----------------------------------

           A.   Income and Expenses
                 1. Monitoring of expense accruals, budgets, expense payments and expense caps
                 2.    Approve and coordinate payment of expenses
                 3. Calculation of advisory fee, 12b-1 fee and reimbursements to Fund, (if applicable)
                 4. Authorize the recording and amortization of organizational costs and pre-paid expenses (supplied by Advisor), for start-up funds and reorganizations
                 5.    Calculation of average net assets
                 6.    Expense ratios calculated

           B.   Distributions to Shareholders
                 1. Calculations of income dividends and capital gain distributions (in conjunction with the Fund and their auditors)
                        a.   compliance with income tax provisions
                        b.   compliance with excise tax provisions
                        c.   compliance with Investment Company Act of 1940

                 2. Book/Tax identification and adjustments at required distribution periods (in conjunction with the Funds' auditors)

           C.   Financial Reporting
                 1. Liaison between Fund management, independent auditors and printers for semi-annual and annual shareholder reports
                 2. Preparation of semi-annual and annual reports to shareholders
                 3.    Preparation of semi-annual and annual NSAR's (Financial
                       Data)
                 4. Preparation of required performance graph (annually) (based on Advisor supplied indices)

           D.   Subchapter M Compliance (monthly)
                 1.    Asset diversification and gross income tests

           E.   Other Financial Analyses

                 1. Upon request from Fund management, other budgeting and analyses can be constructed to meet a Fund's specific needs (additional fees may apply)
                 2.    Sales information, portfolio turnover (monthly)
                 3. Work closely with independent auditors on tax reporting schedules prepared by Investor Services Group on return of capital presentation, excise tax calculation
                 4. 1099 Miscellaneous - prepared and filed for Directors/Trustees (annual)
                 5. Analysis of interest derived from various Government obligations (annual) (if interest income was distributed in a calendar year)
                 6.    Analysis of interest derived, by state, for Municipal
                       Bonds
                 7.    Review and characterize 1099-Dividend Forms
                 8. Prepare and coordinate with printer the printing and mailing of 1099- Dividend Insert Cards

           F.   Review and Monitoring Functions (monthly)
                 1. Review expense and reclassification entries to ensure proper update
                 2. Perform various reviews to ensure accuracy of Accounting (the monthly expense analysis) and Custody (review of daily bank statements to ensure accurate expense money movement for expense payments)
                 3. Review accruals, budgets and expenditures (where applicable)

           G. Provide rating agencies statistical data as requested (monthly/quarterly)

           H.   Standard schedules for Board Package (Quarterly)
                 1.    Activity Summary
                 2.    Expense analysis
                 3. Other schedules can be provided (additional fees may apply)

IV.    SPECIAL ISSUES RELATED TO FOREIGN SECURITIES
       --------------------------------------------

           A.   Financial Reporting

                 1. Review and provide reports on the treatment of currency gain/loss and capital gain/loss in conjunction with the Funds' Independent Auditors
                        a.   Section 988 transactions
                        b.   Section 1256 contracts
                        c.   Section 1092 deferrals

                 2. Tax Reporting (depending on the level of assistance required by the Funds' independent auditors, additional fees may apply)
                        a. Analyze tax treatment of foreign investments based on the Fund's elections and their impact on:
                             1. Subchapter M tests --e.g. diversification, qualified income, short-short (30% tests)
                             2.   Taxable income and capital gains

                             3.   Prepare excise tax worksheets

                        b.   Calculate distributions to shareholders
                             1. Monitor character and impact of realized currency gain/loss on distribution amount
                 3. Assist the Advisor and work with the Independent Auditors in identification of PFIC's (by providing a list of potential PFIC's that the fund may be holding).

V.     BLUE SKY ADMINISTRATION
       -----------------------

            A.  Sales Data

                 1. Receive daily sales figures from Price Waterhouse Blue 2 System.
                 2. Receive daily sales figures broken down by state from Charles Schwab or other mutual fund marketplaces (if applicable).
                 3. Produce daily warning report for sales in excess of pre-determined percentage.
                 4. Analysis of all sales data to determine trends within any state.

            B.  Filings
                 1.    Produce and mail the following required filings:
                        a. Initial Filings - produce all required forms including notification of SEC Effectiveness.

                        b. Renewals - produce all renewal documents and mail to states, includes follow-up to ensure all is in order to continue selling in states.
                        c. Sales Reports - produce all relevant sales reports for the states and complete necessary documents to properly file sales reports with states.
                        d. Prospectus Filings - file all copies of Definitive SAI & Prospectuses with the states which require notification.
                        e. Post-Effective Amendment Filing - file all Post-Effective Amendments with the states which require notification, as well as, any other required documents.
                 2. On demand additional states - complete filing for any states that the Fund would like to add. This includes all of the items in 1(a).
                 3. Amendments to current permits - file in a timely manner any amendment to registered share amounts.
                 4. Update and file hard copy of all data pertaining to individual permits.

            C. Consulting and Analysis - Investor Services Group will supply the Fund with the most current fee structure for each state and help the Fund decide what course of action to take in each state to minimize the amount of money spent on Blue Sky Registration.

                                   SCHEDULE C
                                   ----------

                                  FEE SCHEDULE

FUND ADMINISTRATION (1/12th payable monthly)

               .0015         On the First    $ 50 Million of Average Net Assets
               .0010         On the Next     $ 50 Million of Average Net Assets
               .0005         Over            $100 Million of Average Net Assets

               The above fee schedule is applicable to TOTAL NET ASSETS of all portfolios within a group. Annual minimum fees are $55,000 for the first portfolio or class, $15,000 for each additional portfolio or class.

               Maximum annual fee for four single class Funds not to exceed $250,000. This will increase $50,000 per each additional fund.

               Blue Sky fees will be charged at a rate of $65.00 per permit filed, including initial and renewal permits.

Assumes a single advisor per Portfolio and that Fund Accounting and Custody are provided by the same entity for all Portfolios.

TRANSFER AGENCY AND SHAREHOLDER SERVICES

         I.    TRANSFER AGENT AND SHAREHOLDER SERVICES: (1/12th payable monthly)
               ---------------------------------------

All Portfolios (other than Equity or Bond Portfolios)

               $20.00 per account per year per Portfolio

               $30,000 annual minimum fee per Portfolio*

               Each additional class annual minimum is $15,000.

               *This fee is reduced to $27,000 for the first three years of a five-year contract.

Equity and Bond Portfolios

               $20.00 per account per year per Portfolio

               $24,000 annual minimum fee per Portfolio*
               Each additional class annual minimum is $15,000.

               *This fee is reduced to $22,000 for the first three years of a five-year contract.

Assumes one omnibus account per Portfolio and perhaps a few other accounts initially, with some account growth expected over time. Also assumes no need to maintain a dealer/rep file, use NSCC's Fund/Serv system, etc.

         II.   IRA's, 403(b) PLANS, DEFINED CONTRIBUTION/BENEFIT PLANS:
               --------------------------------------------------------
               Annual Maintenance Fee - $12.00 per account per year (Normally charged to participants)

         III.  FUND/SERV PROCESSING (If Applicable)
               ------------------------------------
               $1,000    One time set-up charge - new fund
               $50.00    Per month/per fund monthly maintenance fee

         IV.   NETWORKING PROCESSING (If Applicable)
               -------------------------------------
               $1,000    One time set-up charge - new fund
               $75.00    Per month/per fund monthly maintenance fee

         V.    FULFILLMENT SERVICES
               --------------------
               $4.00 per inquiry and fulfillment request
               $3,000 per month minimum fee

         VI.   VRU SERVICES
               ------------
               $25,000 one time set-up charge, plus
               $1,000 monthly fee if volume is less than 2,000 calls per
                 month ($500 if over), plus
               $0 .23 per minute, plus $0
               .10 per call

         VII.  NSCC SERVICES
               -------------
               Set-up fee of $8,000 per management company for Fund/Serv
                 and Networking, plus
               $0.15 per transaction, plus
               $0.10 per same day trade

         VIII. MISCELLANEOUS CHARGES
               ---------------------

The Fund shall be charged for the following products and services as applicable:
           -   Ad hoc reports
           -   Ad hoc SQL time
           -   COLD Storage
           - Digital Recording o Banking Services, including incoming and outgoing wire charges
           -   Microfiche/microfilm production
           -   Magnetic media tapes and freight
           -   Manual Pricing

           -   Materials for Rule 15c-3 Presentations
           - Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

ADDITIONAL SERVICES

To the extent Investor Services Group is called upon to provide services relating to investment techniques such as Security Lending, Swaps, Leveraging, Short Sales, Derivatives, Precious Metals, or foreign currency futures and options, additional fees will apply. Activities of a non-recurring nature such as shareholder in-kinds, fund consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services, programming requests, or reports will be quoted upon request.

CONVERSION EXPENSES

Conversion costs will be determined based on file conditions, available history, quality of report details and reconciliations, as well as programming costs.

                                   SCHEDULE D
                                   ----------

                             OUT-OF-POCKET EXPENSES

                  The Fund shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:
           -  Postage - direct pass through to the Fund
           - Telephone and telecommunication costs, including all lease, maintenance and line costs
           -  Proxy solicitations, mailings and tabulations
           -  Shipping, Certified and Overnight mail and insurance
           - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
           -  Duplicating services
           -  Distribution and Redemption Check Issuance - $.07 per item
           -  Courier services
           -  Overtime, as approved by the Fund
           -  Temporary staff, as approved by the Fund
           -  Travel and entertainment, as approved by the Fund
           - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
           -  Third party audit reviews (SAS 70)
           -  Insurance
           - Pricing services (or services used to determine Fund NAV) o Vendor set-up charges for Blue Sky and other services
           -  Blue Sky filing or registration fees o EDGAR filing fees
           -  Vendor pricing comparison
           - Such other expenses as are agreed to by Investor Services Group and the Fund

         The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Fund will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Fund and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

                                   SCHEDULE E
                                   ----------

                                 FUND DOCUMENTS

         - Certified copy of the Articles of Incorporation of the Fund, as amended

         -       Certified copy of the By-laws of the Fund, as amended

         - Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement


         - Copies of all agreements between the Fund and its service providers

         - Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval


         - All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

         - Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

         - All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.

         - A listing of all jurisdictions in which each Portfolio is registered and lawfully available for sale as of the date of this Agreement and all information relative to the monitoring of sales and registrations of Fund shares in such jurisdictions

         - Each Fund's most recent post-effective amendment to its Registration Statement

         - Each Fund's most recent prospectus and statement of additional information, if applicable, and all amendments and supplements thereto